UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report:  August 24, 2007

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Whitney Information Network, Inc. (the “Company”)  is unable to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was due on August 14, 2007, and for the quarter ended March 31, 2007, which was due on May 15, 2007.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006, we are being investigated by the United States Securities and Exchange Commission (the “SEC”) and Department of Justice’s United States Attorney’s Office for the Eastern District of Virginia (the “Department of Justice”).  The Special Committee of the Board of Directors appointed the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to assist in an internal investigation of the matters being examined by the SEC and Department of Justice.  The Special Committee’s investigation is ongoing and no preliminary conclusions have been reached.  Accordingly, the Company will not be in a position to file its Quarterly Report on Form 10-Q until the Special Committee has reported the results of its investigation to the Board of Directors and the Company.

Included herein are Consolidated Financial Statements reflecting the results of operations for the three months and six months ended June 30, 2007, as well as other information about which the Company would like to make investors aware,  pending the filing of its respective Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007.

Item 2.02.  Results of Operations and Financial Condition

Presented herein are the Consolidated Balance Sheets for the Company and its subsidiaries as of June 30, 2007 and December 31, 2006, as well as the Consolidated Statements of Operations and Comprehensive Loss for the three months and six months ended June 30, 2007 and June 30, 2006, and Statements of Cash Flows for the six months ended June 30, 2007 and June 30, 2006, together with the notes thereto, along with management’s discussion and analysis of financial condition and results of operations.

The Consolidated Financial Statements as of and for the period ended June 30, 2007, notes to the Consolidated Financial Statements and management’s discussion and analysis of financial condition and results of operations have not been reviewed by the Company’s independent registered public accounting firm.

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2007	2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$28,741	$34,181
Restricted cash	12,058	6,510
Accounts receivable, net	475	3,373
Notes receivable, current portion	3,123	84
Deferred course expenses, current portion	14,681	14,396
Prepaid advertising and other prepaid expenses	2,229	2,519
Inventory	1,371	1,061
Assets held for sale	—	4,726

Total current assets	62,678	66,850

Notes receivable, net of current portion	7,042	7,087
Property and equipment, net	12,052	11,757
Investment and development costs in real estate	2,097	5,060
Intangible assets, net	3,852	4,129
Deferred course expenses, net of current portion	6	171
Other assets	222	66
Total assets	$87,949	$95,120

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$11,815	$7,011
Income taxes payable	75	126
Accrued course expenses	2,324	1,250
Other accrued expenses	9,600	9,839
Long term debt, current portion	190	3,139
Deferred revenue, current portion	121,332	114,922

Total current liabilities	145,336	136,287

Long term debt, net of current portion	2,968	3,015
Deferred rental incentives	419	394
Deferred revenue, net of current portion	49	486
Total liabilities	148,772	140,182

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 11,738,587 shares issued and outstanding, as of June 30, 2007 and December 31, 2006	4,132	4,132
Paid-in capital	1,624	1,089
Foreign currency translation adjustment	(1,487)	(1,160)
Accumulated deficit	(65,092)	(49,123)

Total stockholders’ deficit	(60,823)	(45,062)
	$87,949	$95,120

See notes to Consolidated Financial Statements

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	$44,787	$47,525	$99,135	$92,414

Operating expenses:
Direct course expenses	28,033	27,021	53,116	53,476
Advertising and sales expenses	19,420	16,661	36,479	30,863
General and administrative expenses	9,383	8,408	19,040	16,822
Special items	3,399	270	7,042	459
	60,235	52,360	115,677	101,620
Loss from operations	(15,448)	(4,835)	(16,542)	(9,206)

Other income (expense):
Other income (expense)	110	(100)	200	68
Interest income, net	382	436	714	762
Equity in (loss) earnings from related parties	(154)	(8)	(331)	22
Gain on sale of assets	40	—	38	—
	378	328	621	852

Loss before income taxes	(15,070)	(4,507)	(15,921)	(8,354)

Income tax provision (benefit)	12	(39)	(49)	(39)

Net loss	(15,058)	(4,546)	(15,970)	(8,393)

Effect of foreign exchange rates	308	(99)	327	(132)

Comprehensive loss	$(14,750)	$(4,645)	$(15,643)	$(8,525)

Loss per share:
Diluted	$(1.28)	$(0.42)	$(1.36)	$(0.77)

Basic	$(1.28)	$(0.42)	$(1.36)	$(0.77)

Weighted average common shares outstanding:
Diluted	11,739	10,924	11,739	10,852

Basic	11,739	10,924	11,739	10,852

See notes to Consolidated Financial Statements

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Six months ended June 30,
	2007	2006

Operating activities:
Net loss	$(15,970)	$(8,393)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,047	897
Stock option and warrant compensation	535	497
Stock gift	—	937
Gain on sale of assets	(38)	—
Foreign exchange impact from sale of building	(35)	—
Equity in loss (earnings) from related parties	331	—
Changes in operating working capital:
Restricted cash	(5,548)	(1,255)
Accounts receivable, net	2,898	(2,397)
Prepaid advertising and other prepaid expenses	290	(375)
Inventory	(310)	70
Deferred course expenses	(120)	(2,118)
Other assets	(156)	17
Accounts payable	4,804	1,687
Accrued course expenses	1,074	(265)
Deferred revenue	5,973	24,516
Other accrued expenses	(214)	586
Income taxes payable	(51)	(221)
Net change in operating working capital	8,640	20,245
Cash (used in) provided by operations	(5,490)	14,183

Investing activities:
Purchase of equipment	(1,086)	(881)
Proceeds from asset sales	4,745	—
Proceeds from notes receivable	45	1,740
Investments in and advances to related parties, net	(331)	(101)
Distribution of minority interest	—	(44)
Cash provided by investing activities	3,373	714

Financing activities:
Principal payments on long term debt	(3,051)	(79)
Proceeds from the issuance of long term debt	55	—
Proceeds from exercise of stock options and warrants	—	1,010
Proceeds paid to stockholder from sale of common stock	—	(5,110)
Costs associated with registering common stock	—	(627)
Cash used in financing activities	(2,996)	(4,806)

Effect of foreign currency translation	(327)	(132)
(Decrease) increase in cash and cash equivalents	(5,440)	9,959
Cash and cash equivalents, beginning of period	34,181	33,244
Cash and cash equivalents, end of period	$28,741	43,203

See notes to Consolidated Financial Statements

Supplemental cash flow information:

Cash received for interest income was $0.9 million and $1.0 million for the six months ended June 30, 2007 and 2006, respectively.

Cash interest expense was $0.2 million and $0.2 million for the six months ended June 30, 2007 and 2006, respectively.

Supplemental disclosure of noncash activity:

Long term debt of $3.6 million was added in March 2006 in connection with our acquisition of the remaining 50% interest in SCB Building, LLC. This debt is related to a note receivable to us. Nonpayment of the note receivable relieves us from our debt obligation.

A note receivable for $4.5 million was executed in May 2007 with Gulf Gateway Enterprises, LLC in exchange for the sale of our 50% interest in Tranquility Bay of Southwest Florida, LLC, owner of 74 acres of land. The gain of $1.4 million associated with this sale has been deferred until cash payments from the buyer are received.

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Basis of presentation

Our Consolidated Balance Sheet as of June 30, 2007 and our Consolidated Statements of Operations and Comprehensive Loss and Cash Flows for the six months ended June 30, 2007 and June 30, 2006 have not been audited. We have prepared these statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information.  These statements have been prepared on a basis that is substantially consistent with the accounting principles applied in our Annual Report on Form 10-K for the year ended December 31, 2006. In our opinion, these Consolidated Financial Statements include all normal and recurring adjustments necessary for a fair presentation. The results for the six months ended June 30, 2007 are not necessarily indicative of the results expected for the year ending December 31, 2007.

When used with these notes, the terms “Company,” “we,” “us,” “our” or “WIN” mean Whitney Information Network, Inc. and all consolidated subsidiaries and affiliated companies included in our Consolidated Financial Statements.

Reclassifications

Certain reclassifications have been made in our 2006 Consolidated Financial Statements as necessary for comparability with our 2007 presentation.

Accounting for Costa Rican investment

As of June 30, 2007, we had attained a 56% interest in Monterrey del Mar, S.A., a Panamanian company which is the trust beneficiary of a company that owns a beachfront land concession and operates a hotel in Costa Rica. Our interest has increased to 58% as of August 24, 2007.  Our intention is to acquire additional equity shares of Monterrey del Mar, S.A. so that we can control this entity and direct its final disposition. We evaluated reporting this acquisition on a consolidated basis as is the preferred method under U.S. GAAP when majority ownership is obtained; however, we do not believe that this accounting treatment would provide meaningful information as our intention is to sell our interest in this asset in the near future.  By not consolidating this entity, we will avoid frequent changes in the composition of the consolidated group stemming from short-term activities that are not part of our core ongoing operations.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  We are currently assessing the impact of the adoption of SFAS No. 157 on our Consolidated Financial Statements.

In February 2007, SFAS No. 159, The Fair Value Opinion of Financial Assets and Financial Liabilities, was issued.  SFAS No. 159 provided companies with an option to report financial assets and liabilities at fair value and established presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 will be effective for us beginning January 1, 2008 and we are currently evaluating the potential effect.

Note 2 - Notes receivable

Notes receivable consist of the following (in thousands):

	June 30,	December 31,
	2007	2006
	(unaudited)

Note receivable from the sale of real estate. Principal and interest monthly at 6.25%, $6.2 million due at maturity, matures in November 2015 and collateralized by land and office building.	$7,135	$7,171
Notes receivable from the sale of our 50% equity interest in land for the amount of $4.5 million with no interest. Issued in May 2007, and matures in December 2007 and collateralized by 74 acres of land in southwest Florida.	3,030	—

	10,165	7,171
Less: current portion	(3,123)	(84)
	$7,042	$7,087

The following reflects the schedule of receipts from our notes receivable as of June 30, 2007 (unaudited, in thousands):

Total
Twelve months	notes
ending June 30,	receivable

2008	$3,123
2009	92
2010	98
2011	105
2012	112
Thereafter	6,635
$10,165

Note 3 - Property and equipment

Property and equipment consist of the following (in thousands):

	June 30, 2007	December 31, 2006
	(unaudited)
Land	$782	$2,460
Building	2,268	3,891
Airplane	6,669	7,867
Software	1,606	1,606
Equipment	1,611	1,424
Furniture and fixtures	1,045	792
Leasehold improvements	2,374	2,050
	16,355	20,090
Less: accumulated depreciation	(4,303)	(3,607)
	12,052	16,483
Less: assets held for sale	—	(4,726	)(a)
	$12,052	$11,757

(a)             Assets held for sale as of December 31, 2006 included the land and building of our European headquarters in London and a corporate airplane.  Both assets were sold in the second quarter of 2007.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Depreciation expense	$448	$247	$770	$493

Note 4 - Intangible assets

Intangible assets consist of the following (in thousands):

	June 30, 2007	December 31, 2006
	(unaudited)
Customer lists	$5,593	$5,593
Trademarks	300	300
Other intangibles	250	250
	6,143	6,143
Less: accumulated amortization	(2,291)	(2,014)
	$3,852	$4,129

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Amortization expense	$139	$202	$277	$404

Future amortization expense of intangibles is as follows (unaudited, in thousands):

Year 1	$555
Year 2	555
Year 3	555
Year 4	555
Year 5	555
Thereafter	1,077
$3,852

Note 5 - Long term debt

Long term debt consists of (in thousands):

	June 30, 2007	December 31, 2006
	(unaudited)
Notes payable to individuals for the purchase of equity interest in SCB Building LLC. Principal and interest payments began in April 2006 at an interest rate of 6.25%. The note matures in April 2016.	$2,960	$2,976
Note payable to an individual for purchase of equity interest in Rancho Monterrey, S.A. Principal and interest payments beginning in July 2003 at an interest rate of 5%. The note matures in June 2008 and is collateralized by our stock.	143	213
Note payable to a finance company for the purchase of an automobile. Principal and interest monthly at 9.9% from April 2007 through May 2011. The note payable is collateralized by the automobile.	55	—
Note payable to a finance company. Monthly principal and interest through December 2018. Interest at the LIBOR rate plus 3.4% and is collateralized by an airplane. In May, 2007, we completed the sale of the airplane and satisfied the related debt obligation.	—	983
Mortgage payable to a bank. Principal plus interest at 5.7% due monthly until August 2014 and is collateralized by real estate located in the United Kingdom. In April, 2007, we sold the building and the mortgage obligation was paid.	—	1,976
Other installment notes payable	—	6
	3,158	6,154
Less: current portion	(190)	(3,139)
	$2,968	$3,015

The following reflects our commitments for debt and other commitments as of June 30, 2007 (unaudited, in thousands):

	Notes payable	Automobile loan	Total debt	Operating lease commitments	Total commitments
Year 1	$178	$12	$190	$1,086	$1,276
Year 2	37	13	50	707	757
Year 3	40	15	55	677	732
Year 4	42	15	57	576	633
Year 5	45	—	45	526	571
Thereafter	2,761	—	2,761	184	2,945

	$3,103	$55	$3,158	$3,756	$6,914

Note 6 - Related party transactions

We lease approximately 2,200 square feet of training facilities at 1611 East Cape Coral Parkway (“1611 Cape Coral Parkway”), approximately 9,000 square feet of space at 1625 East Cape Coral Parkway (“1625 Cape Coral Parkway”) which is used for offices and shipping, and 4,802 square feet at 1630 Southeast 47th Terrace which we use as a training facility, all in Cape Coral, Florida from Cape Promenade Trust which is for the benefit of our Chairman and Chief Executive Officer and Ingrid Whitney. Our Co-President and Chief Operating Officer is trustee of Cape Promenade Trust.  The leases are for three years and began on March 1, 2003, March 1, 2003 and June 1, 2004 respectively. The monthly rentals are $1,943, $13,125 and $7,238 respectively. We are on a month-to-month basis with respect to the 1611 Cape Coral Parkway lease that expired in March 2006. In June, 2007, Cape Promenade Trust entered into a purchase and sale agreement with Stiles Corporation, an unrelated party, for the sale of the three buildings and underlying land.  Stiles Corporation has started due diligence on this transaction, which is expected to close in December 2007.  Upon closing, as agreed in the purchase and sale agreement, we may leaseback the three properties at the monthly rental rate of $2,567, $10,500, and $5,602, respectively through September 30, 2008.  Moreover, the Company will be reimbursed for approximately $0.4 million in leasehold improvements from Cape Promenade Trust at closing.

From 2002 to the present, our Chairman and Chief Executive Officer benefited from our students’ purchase of residential lots and the construction of homes on lots they acquire in the Cape Coral, Florida and the Biloxi, Mississippi area area because the students purchased these lots from Gulfstream Realty & Development, LLC (“Gulfstream”), from other lot owners and, in the past, from our Chairman and Chief Executive Officer. The students were presented this opportunity at some of our advanced real estate courses by realtors representing Gulfstream. Our Chairman and Chief Executive Officer owns 25% of, and receives compensation from, Gulfstream. The purchase of the lots was the decision of the students. Gulfstream often constructs homes on lots owned by our students. Through an informal arrangement with Gulfstream, we receive a referral fee of $2,000 (recently changed from $1,000) for every Gulfstream home sale closed for our students, totaling $0.1 million and nil for the six months ended June 30, 2007 and 2006, respectively.

We have investments in entities in which our Chairman and Chief Executive Officer and our Co-President and Chief Operating Officer have minority ownership interests. The entities are Rancho Monterrey, S.A. and Monterrey del Este, S.A., which are described in more detail under Noncore Investments in Management’s Discussion and Analysis of Financial Condition and Results of Operations.  Our Chairman and Chief Executive Officer indirectly owns approximately 11.4% of Rancho Monterrey, S.A. and 8% of Monterrey del Este, S.A. through Rancho Holdings, S.A. and Costa Rica Consulting, LLC. Our Co-President and Chief Operating Officer indirectly owns approximately 1.4% of Rancho Monterrey, S.A., but does not have ownership in Monterrey del Este, S.A.

Rancho Holdings, S.A. holds a 20% interest in Rancho Monterrey, S.A. and an 8% interest in Monterrey del Este, S.A.  Our Chairman and Chief Executive Officer is the indirect owner of Rancho Holdings, S.A.  A principal of Gulfstream has a 50% ownership interest in Rancho Holdings, S.A.’s interest in Rancho Monterrey, S.A.

Our Chairman and Chief Executive Officer, Ingrid Whitney, our Co-President and Chief Operating Officer and his wife, former employees, associates and independent contractors and unrelated third parties have interests in Costa Rica Consulting, LLC (CRC). Our General Counsel is a trustee of an owner of CRC.  CRC owns a 10% share of Rancho Monterrey, S.A.

Our Chairman and Chief Executive Officer, three of our employees, two previous employees and others purchased an investment in shares of Monterrey Green Acres, S.A. which owns approximately 1,500 acres in Monterey, Costa Rica. The shares owned by current and prior employees have been sold as of June 30, 2007.  The shares of our Chairman and Chief Executive Officer were sold in July 2007.  We have no interest in this investment and did not share in any proceeds from the sale of the entity’s shares and related property.

Our Chairman and Chief Executive Officer, Ingrid Whitney, certain employees, independent contractors, vendors  and former students own partial interests in CA One Investors, LLC, a limited liability company which owns, through Monterrey Sun and Wind, S.A., a Costa Rican company, 48 acres of land in Esterrillos del Este, Costa Rica.  Our Co-President and Chief Operating Officer is the manager of the limited liability company which is the managing member of CA One Investors, LLC. We have no interest in this investment and will not share in any proceeds from the sale of its assets.

Our Chairman and Chief Executive Officer, our Co-President and Chief Operating Officer and our Vice President, Real Estate Development are officers of Alico Investors I Management, LLC, which is the managing member of Alico Investors I, LLC, a limited liability company that has sold or is selling membership interests to our students and others.  Our Vice President, Marketing, one of our former external attorneys, some of our independent contractors, and a few students are also investors. A former member of our Board of Directors was initially part of this company but withdrew.  Alico Investors I, LLC subsequently refunded his investment and he is no longer associated with this project. We do not receive any remuneration from this limited liability company.

As approved by our Board of Directors, our Chairman and Chief Executive Officer utilizes our corporate aircraft and employees in our Real Estate Development group for non-Company business.  The incremental cost associated with the Company aircraft when used for non-Company business and the employee salary and benefits expense associated with employees providing non-Company business support is billed to our Chairman and Chief Executive Officer monthly and payable within 30 days.  As of June 30, 2007, the balance of this receivable was $0.1 million and represented the total amount billed for the year.  The total balance is paid in full as of July 30, 2007.

Note 7 - Stock options and warrants

Stock based compensation plans

Our 1998 Stock Option Plan provides for the granting of stock options to key employees. Vesting under the 1998 Plan is as follows: 25% of the options vest on the grant date, an additional 25% vests on the completion of the first year of service, another 25% vests on the completion of the second year of service, and 100% of the shares vest at the end of the third year of service. All options expire ten years from the date of grant.

Effective January 1, 2006, we adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004),  Share-Based Payment  (“SFAS No. 123R”), which requires us to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date. SFAS No. 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees  (“APB No. 25”). We adopted SFAS No. 123R using the modified prospective application method of adoption which requires us to record compensation cost related to unvested stock awards as of December 31, 2005, by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provisions of SFAS No. 123R and recognized on the same basis as the vesting period. We estimated forfeiture rates for 2006 and the first six months of 2007 based on historical experience.

Prior to 2006, we accounted for stock-based compensation in accordance with APB No. 25 using the intrinsic value method, which did not require that compensation cost be recognized for our stock options provided the option exercise price was established at 100% of the common stock fair market value on the date of grant. Under APB No. 25, we were required to record expense over the vesting period for the value of options granted. Prior to 2006, we provided pro forma disclosure amounts in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS No. 148”), as if the fair value method defined by SFAS No. 123 had been applied to our stock-based compensation.

The estimated fair value of the options granted in 2007 and 2006 was calculated using a Black Scholes Merton option pricing model (Black Scholes model). The following summarizes the assumptions used in the Black Scholes model (unaudited):

	Six months ended June 30,
	2007	2006
Risk free interest rate	4.5%	3.9 - 4.6%
Weighted average volatility	76.5%	80.7%
Dividend yield	0%	0%
Expected term	5.3 - 5.8 years	6.5 years
Weighted average fair market value at grant date	$4.18	$5.09

The Black Scholes model incorporates assumptions to value stock based awards. The risk free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument over the expected term of the equity instrument. Expected volatility is based on the historical volatility of our stock.

Our estimation of expected term is based on the guidelines in the SEC’s Staff Accounting Bulletin (SAB) No. 107, which allow companies whose stock options meet specific criteria to be considered “plain-vanilla” options, thereby allowing the simplified method of estimating the expected term to be applied.  Our stock option awards meet the criteria to use the simplified method of calculating expected term.  In our case, this calculation was performed using the average of the midpoints for each vesting tranche. This methodology is not materially different from our historical data on exercise timing.

The following table summarizes the components of our stock-based compensation programs recorded as expense (unaudited, in thousands):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Stock-based compensation expense:
Pretax compensation expense	$242	$158	$535	$410
Income tax benefit	—	—	—	—
Stock option expense, net of the related tax effect	$242	$158	$535	$410

As of June 30, 2007, $1.2 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years.

The following table presents the activity for options outstanding (unaudited, in thousands, except per share data):

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of December 31, 2006	1,253	$4.49	7.1	$1,317
Granted	220	4.18	9.8
Forfeited	(293)	5.17	7.1
Exercised	—	—	—
Outstanding as of June 30, 2007	1,180	$4.81	7.1	$405

Exercisable as of June 30, 2007	787	$4.33	6.2	$399

In the first six months of 2007, stock options for 180,000 shares were granted to a named executive officer and stock options for 10,000 shares were granted to each of the then four independent members of the Board of Directors.  Of the stock options granted to the four independent members of the Board of Directors, 20,000 were forfeited in the second quarter of 2007 due to the resignation of two board members. An additional 10,000 stock options may be forfeited in the third quarter of 2007 reflecting the resignation of an additional independent board member in July 2007.  During first six months of 2006, we granted 25,000 shares to a named executive officer, and 10,000 shares each to two new members of the Board of Directors.

There were no options exercised during the first six months of 2007.

The following table presents the composition of options outstanding and exercisable (unaudited, options in thousands, except Price and Life data):

Range of exercise prices	Options outstanding	Price(a)	Options exercisable	Price(a)	Life(a)
$ 1.81	27	$1.81	27	$1.81	4.8
1.88	39	1.88	39	1.88	2.2
2.00	159	2.00	159	2.00	2.6
2.55	22	2.55	17	2.55	7.8
3.70	68	3.70	68	3.70	5.0
3.90	15	3.90	15	3.90	6.7
4.18	200	4.18	55	4.18	9.7
4.50	166	4.50	166	4.50	6.6
6.75	459	6.75	228	6.75	8.5
7.60	25	7.60	13	7.60	8.6
$1.81 to $7.60	1,180	$4.81	787	$4.33	7.1

(a)             Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

The following table presents the composition of warrants outstanding at June 30, 2007 (unaudited warrants in thousands, except per remaining life data):

Exercise prices	Number of warrants	Remaining life in years
$4.60	42	3.5
5.25	100	2.0
6.00	649	2.5
8.00	100	2.0
$4.60-$8.00	891	2.4

The following table illustrates the activity for warrants outstanding (unaudited warrants in thousands, except exercise price data):

	Number of warrants	Weighted average exercise price
Outstanding as of December 31, 2004	200	$6.63
Granted	1,137	6.00
Forfeited	—	—
Exercised	—	—
Outstanding as of December 31, 2005	1,337	$6.12
Granted	42	4.60
Forfeited	—	—
Exercised	(488)	6.00
Outstanding as of December 31, 2006	891	$6.07
Granted	—	—
Forfeited	—	—
Exercised	—	—
Outstanding as of June 30, 2007	891	$6.07

In 2006, we issued 41,667 warrants at an exercise price of $4.60.  In 2005, we sold 1,750,000 shares of common stock and issued warrants for 875,000 shares. Our Chairman and Chief Executive Officer sold 1,250,000 shares of common stock and warrants for an additional 625,000 shares. In addition, in 2005, we issued a unit warrant to our placement agent exercisable to purchase 300,000 units at $4.50 per share (a unit is comprised of one share of stock plus a warrant for one-half share).

There were no warrants granted or exercised during the six months ended June 30, 2007.

Note 8 - Income taxes

We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.  We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment.  When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

As of December 31, 2006, we estimated that our taxable income will not exceed the amount necessary to utilize our deferred tax assets.  Therefore, we increased our valuation allowance from $12.3 million to $13.6 million.  We have a net operating loss carryforward of approximately $28.7 million which will expire in 2026.  We also have an Alternative Minimum Tax Credit of $0.2 million that will carryforward.

Our current net loss supports our assumptions contemplated at December 31, 2006.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes  (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109,  Accounting for Income Taxes .. This pronouncement requires that we recognize in our Consolidated Financial Statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  FIN 48 provides guidance on recognizing, measuring, presenting and disclosing uncertain tax positions that a company has taken or expects to take on a tax return. We evaluated the impact of the adoption of FIN 48 on our financial results as of January 1, 2007 and determined that we do not require an adjustment to reflect this change in accounting principle.

Note 9 — Loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding.  There are a total of 1,179,650 stock options and 890,719 warrants to purchase common stock outstanding as of June 30, 2007. Additionally, we have combined 450,000 unit placement warrants issued to our placement agent in connection with our December 2005 offering which would be antidilutive and as such were excluded from the computation of diluted loss per share. The following table sets forth the computation for basic and diluted earnings per share (unaudited, in thousands, except for per share data):

	Three months ended June 30,
	2007	2006

Numerator for diluted loss per common share	$(15,058)	$(4,546)
Denominator for basic loss per share - weighted average shares	11,739	10,924
Effect of dilutive securities - options and warrants	—	—
Denominator for diluted loss per share -adjusted weighted average shares	11,739	10,924
Diluted loss per common share	$(1.28)	$(0.42)

	Six months ended June 30,
	2007	2006

Numerator for diluted loss per common share	$(15,970)	$(8,393)
Denominator for basic loss per share - weighted average shares	11,739	10,852
Effect of dilutive securities - options and warrants	—	—
Denominator for diluted loss per share -adjusted weighted average shares	11,739	10,852
Diluted loss per common share	$(1.36)	$(0.77)

Where the inclusion of potential common shares is antidilutive, such shares are excluded from the computation.

Note 10 - Segment information

We operate primarily in three business segments:

•                  Real estate education

•                  Financial markets education

•                  International

Our revenues are generated through the sale of real estate and financial market education courses, programs and products.

Segment operating results evaluate earnings (loss) before corporate and unallocated shared expenses, gain on sale of assets, net interest income, equity in (loss) earnings from related parties, income taxes provision (benefit) and minority interest (unaudited, in thousands):

	Three months ended June 30,		Six months ended June 30,
Segment revenues	2007	2006	2007	2006

Real estate education	$25,295	$15,679	$53,729	$39,141
Financial markets education	17,155	30,203	40,273	49,958
International	2,337	1,643	5,133	3,315
Consolidated	$44,787	$47,525	$99,135	$92,414

	Three months ended June 30,		Six months ended June 30,
Segment operating (loss) profit	2007	2006	2007	2006

Real estate education	$(5,638)	$(3,687)	$(2,186)	$(965)
Financial markets education	3,455	7,888	11,532	9,359
International	(483)	(358)	194	(319)
Consolidated	$(2,666)	$3,843	$9,540	$8,075

	Three months ended June 30,		Six months ended June 30,
Depreciation and amortization expense	2007	2006	2007	2006

Real estate education	$287	$274	$557	$550
Financial markets education	126	111	211	222
International	12	22	29	44
Corporate	162	42	250	81
Consolidated	$587	$449	$1,047	$897

Segment identifiable assets	June 30, 2007	December 31, 2006
	(unaudited)
Real estate education	$16,712	$17,252
Financial markets education	6,898	9,638
International	1,844	4,647
Corporate	62,495	63,583
Consolidated	$87,949	$95,120

Note 11 - Stockholders’ deficit

On March 8, 2006, we issued 98,156 shares of common stock to the widow of Richard Brevoort, our former President and Chief Operating Officer who passed away in 2002. We recorded $1.4 million in expense in the first six months of 2006, representing the fair value of the securities issued of $0.9 million and our obligation for related income taxes in the amount of approximately $0.5 million.

On March 29, 2006, we issued long term debt of $3.6 million to acquire the remaining 50% of our consolidated subsidiary SCB Building, LLC. The difference of $0.3 million between the long term debt and the net book value of minority interest of $3.9 million has been recorded as additional paid-in capital.

Note 12 - Commitments and contingencies

Software commitment

In December 2005, we entered into a commitment of $2.5 million for new software which includes licensing, training and maintenance. Development began in 2006 and implementation commenced in 2007. Additional system enhancements have been required and our estimated total commitment is $4.0 million. From inception through the first six months of 2007, we recorded $2.7 million in expense and $0.8 million in capital spending against this commitment.  For the six months ended June 30, 2007, we recorded $1.1 million in expense and $0.1 million in capital spending, as compared to $0.8 million and $0.2 million, respectively, in the comparable year earlier period.  Our annual commitments for the licensing and maintenance of other software are approximately $0.4 million.

Property lease

We lease office space for administrative and training requirements from related parties. These leases expire through January 2013 (unaudited, in thousands).

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Rental expense for operating leases	$310	$191	$584	$394

Future minimum rental payments under the noncancelable leases included above as of June 30, 2007 are as follows (unaudited, in thousands):

Year 1	$1,086
Year 2	707
Year 3	677
Year 4	576
Year 5	526
Thereafter	184

$3,756

Other

On November 14, 2006, we were notified by the United States Securities and Exchange Commission (the “SEC”) that the Commission is conducting a formal, nonpublic investigation to determine whether we complied with securities laws in connection with (i) the efficacy or trading success of our stock market education programs, and, (ii) our acquisition of certain other companies. The SEC has requested documents and information from us in the course of their investigation.

On December 11, 2006, we received a subpoena from the United States Attorney’s Office for the Eastern District of Virginia requesting documents and information in connection with an investigation relating to our marketing activities from January 1, 2002 to the present. We were notified that a grand jury investigation related to this matter has commenced. Our Board of Directors established a Special Committee of independent directors to conduct an internal investigation of these activities, the matters that are the subject of the government investigation. The Special Committee’s investigation is ongoing. The Committee has engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to assist with this investigation. On June 22, 2007, our Co-President and Chief Operating Officer, Ronald S. Simon, interviewed with WilmerHale. On August 8 and 9, 2007, our Chairman and Chief Executive Officer, Russell A. Whitney, interviewed with WilmerHale. Collectively, we provided the SEC and Department of Justice with millions of pages of documents and other requested items. The Company intends to continue meeting the requests of the SEC and Department of Justice for information.

On January 11, 2007, Whitney Canada, Inc., a wholly owned subsidiary, and Whitney Information Network, Inc. received notice of an Amended Motion for Authorization to Institute a Class Action in the Province of Québec, Canada. A class action was requested for all persons who have made various real estate investments, at the alleged inducement, or through, Marc Jémus, François Roy, Robert Primeau and/or their companies, and/or B2B Trust, and/or Whitney Canada, Inc., and/or Whitney Information Network, Inc. and/or Jean Lafrenière.

On January 30, 2007, we were served a complaint by Rodney Durham on behalf of himself and all others similarly situated v. Whitney Information Network, Inc., Russell A. Whitney and Nicholas S. Maturo, filed on December 28, 2006 in the United States District Court in the Middle District of Florida accusing us of securities violations.  The complaint seeks damages for violations of federal securities laws on behalf of all investors who acquired our stock from November 18, 2003 through and including December 15, 2006.   On July 10, 2007, this complaint was amended by the plaintiff to, among other things, name as defendants our auditors, Ehrhardt Keefe Steiner & Hottman PC, our Co-President and Chief Financial Officer, our Co-President and Chief Operating Officer, our Executive Vice President, Operations, and a former employee, Rance Maschek. In addition, the amended complaint shortens the purported class period to the period from August 11, 2005 through and including December 15, 2006.

On March 8, 2007, we were served a complaint styled Robert Ghosio, Jr. on behalf of nominal defendant Whitney Information Network, Inc. v. Russell A. Whitney, Frederick A. Cardin, Chester P. Schwartz, Ronald S. Simon and Whitney Information Network, Inc., filed in the United States District Court in the Middle District of Florida.  This action is a purported derivative complaint alleging that the named defendants violated certain fiduciary duties.

As required under our bylaws and Colorado state statutes, we are indemnifying and advancing expenses to the named independent and former director, Frederick A. Cardin and Chester P. Schwartz, respectively, employee directors (Russell A. Whitney and Ronald S. Simon), other executive officers and a former executive officer in connection with the investigations by the SEC, Department of Justice and related shareholder and derivative lawsuits.

On March 22, 2007, a complaint was received by our wholly owned subsidiary, Whitney Education Group, Inc. The case is Glenn Acciard, et. al. vs. Russell Whitney, individually, John Kane, individually and Whitney Education Group, Inc. et. al., Case No. 07-CA-002190 in the Circuit Court of the Fifth Judicial Court in and for Lee County, Florida alleging that the Company, two of our executive officers and 18 other defendants not associated with the Company breached certain of their fiduciary duties to the named plaintiffs, all of whom were our alleged students. The allegations in the complaint include claims of constructive and common law fraud and other violations.

On June 15, 2007, the Company was served with a complaint which was filed on May 31, 2007, in Superior Court in San Diego County, California, Central Division, by Gary N. Rogers against Whitney Education Group, Inc., and Wealth Intelligence Academy, Inc., both wholly owned subsidiaries of the Company.  Mr. Rogers is seeking to have the action certified as a class action on behalf of all persons who paid to attend the defendants’ educational and training courses in California.  The complaint alleges that the defendants violated California’s Education Code, specifically the Private Postsecondary and Vocational Education Reform Act of 1989 and the Maxine Waters School Reform and Student Protection Act of 1989.  Plaintiff seeks, among other things, the refund of all tuition received by the defendants in the past three years for the defendants’ educational and training courses in California. The Company believes that the complaint is without merit and intends to vigorously defend the action.

We have included the direct costs associated with SEC, Department of Justice and related shareholder and derivative lawsuits in “Special items” in our Consolidated Statement of Operations for the three and six months ended June 30, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our consolidated financial condition and results of operations for the periods indicated should be read in conjunction with our Consolidated Financial Statements, related notes and the other financial data included elsewhere in this document. The discussion contains forward-looking statements involving risks, uncertainties and assumptions that could cause our results to differ materially from expectations. Factors that might cause such differences include those described under “Risk Factors,” and elsewhere in this document.

Executive Overview

Our business

In the United States, the United Kingdom, Canada and Costa Rica, we offer postsecondary nonaccredited free introductory workshops, basic training sessions, advanced courses, mentor training, telephonic coaching, software, data and instructional materials in two primary fields of study:

•                  Real estate education

•                  Financial markets education

Through our branded curricula, our content is expansive and our significant investment in these brands provides for the opportunity to build long term value. Our brand portfolio includes:

•                  Free introductory workshops and basic training sessions for real estate investment:

Russ Whitney®’s Building Wealth™

Teach Me™ Foreclosure & Real Estate Investing

Rich Dad Education™

•                  Free introductory workshops and basic training sessions for financial markets:

Teach Me to Trade®

Teach Me™ Options Trading

•                  Our advanced courses:

Wealth Intelligence Academy®

Advanced courses of study under the Wealth Intelligence Academy® brand include:

Millionaire U™ Real Estate Training

Rich U™

Wholesale Buying

Foreclosure Training

Lease Option

Property Management and Cash Flow

Creative Real Estate Financing

Asset Protection & Tax Relief

Short Sales and Mortgages

Teach Me Short Sales

Real Estate Sales and Negotiating Techniques

Land Development - International

Land Investment and Domestic Development

Personal Mentor

Personal Coach

Discount Notes and Mortgages

Manufactured Mobile Homes and RV Parks

Rehabbing for Profit

Tax Liens and Deeds

Commercial Real Estate Investing

Master Trader™

The Trading P.I.T.™

The Advanced P.I.T.™

H.I.T.S.™

The Trading Room™

Advanced Covered Calls

Advanced Technical Analysis

We offer our students various learning formats and multiple delivery options for our educational content including:

•             Live instruction in classroom settings

•             Onsite mentoring

•             Telephonic coaching

•             Electronic access

•                  live eLearning

•                  on-demand via the Internet

•                  digital video disc (DVD)

•             Conferences

Economic trends in real estate and financial markets, as well as changes in overall employment levels, consumer confidence, and inclination toward earlier retirement age impact overall customer demand of our products.  We adapt our curricula and marketing message to address these changing trends.  We are cognizant that we compete in an area where the barriers to entry are low with respect to content development; however, access to students and the fulfillment of courses requires substantial cash outflow before cash inflow is realized in the form of tuition.

In the second quarter of 2007, approximately 24.7% of students attending one of our free introductory workshops purchased one of our basic training sessions, a decline from 29.7% in the second quarter of 2006.  Approximately 24.4% of the students attending one of our free introductory workshops purchased one of our basic training sessions during the first six months of 2007, a decline from 28.2% in the first six months of 2006.  The decline in the percentage of students purchasing at least one of our paid courses is partially driven by the downward trend in the real estate marketplace and a change in our marketing message in our financial markets education segment.  We have responded to these trends by introducing timely and topical brands such as Teach Me™ Foreclosure & Real Estate Investing, expanding the well received Rich Dad Education™ events, by suspending the Cash Flow Generator® and STAR Trader® brands, and commencing in the third quarter, reducing the number of markets we are providing free introductory workshops with respect to our legacy brands.

For basic training sessions and advanced courses, the student pays the tuition at the time of registering for the course or program. As reflected in the following table, cash received from course and product sales differs from the revenue reported for financial statement purposes.  The cash received primarily relates to coursework and programs that we will fulfill and recognize as revenue in future periods.  Many of the costs associated with the purchased coursework and programs have been incurred and realized in our current financial results (unaudited, in thousands):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Cash received from course and product sales	$53,576	$59,662	$105,108	$116,930
Less: Net change in deferred revenue	(8,789)	(12,137)	(5,973)	(24,516)
Revenue for financial reporting purposes	$44,787	$47,525	$99,135	$92,414

We endeavor to increase revenue at a rate faster than we increase expenses through levering fixed costs, improving our marketing and course delivery efficiency, and by prudently raising prices.  However, the timing of revenue recognition may affect the ratio of expenses to revenue and will create fluctuations from period to period.  Therefore, operating margins are impacted by the recognition of revenue associated with course breakage.  In the second quarter of 2007, revenue recognized from course breakage was $9.1 million, compared to $4.7 million in the second quarter of 2006.

In the first six months of 2007 course breakage revenue increased 101.2% over the comparable period in 2006, reflecting the recognition of course breakage, which commenced in the fourth quarter of 2006, in both our financial markets education segment and our United Kingdom business unit.    We recognized $20.2 million from course breakage in the six months ended June 30, 2007, compared with $10.0 million in the first six months of 2006; $9.4 million of the increase is attributable to course breakage in our financial markets education segment and $1.6 million of the increase is attributable to our United Kingdom business unit.

Our operating results are expressed as a percentage of revenue below (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Direct course expenses	62.6	56.9	53.6	57.9
Advertising and sales expenses	43.4	35.1	36.8	33.4
General and administrative expenses	21.0	17.7	19.2	18.2
Special items(a)	7.5	0.5	7.1	0.5
	134.5	110.2	116.7	110.0

Loss from operations	(34.5)	(10.2)	(16.7)	(10.0)

Other income (expense):
Other income (expense)	0.2	(0.2)	0.1	0.1
Interest income, net	0.9	0.9	0.7	0.8
Equity in (loss) earnings from related parties	(0.3)	—	(0.3)	—
Gain on sale of assets	0.1	—	0.1	—
	0.9	0.7	0.6	0.9

Loss before income taxes	(33.6)	(9.5)	(16.1)	(9.1)

Income taxes provision (benefit)	—	(0.1)	—	—

Net loss	(33.6)%	(9.6)%	(16.1)%	(9.1)%

(a)             Special items expense in 2007 includes direct costs associated with the United States Securities and Exchange Commission and the Department of Justice investigations and class shareholder and derivative lawsuits. In 2006, special items included liquidated damages resulting from a provision in a registration rights agreement.

Our cost structure is particularly sensitive to increasing television advertising and production costs and travel related expenses. However, a very meaningful part of our cost structure is variable in nature, such as instructor, field representative, outreach related costs and licensing fees which are primarily a function of cash received from course and product sales realized.

We obtain the majority of our students through free introductory workshops. These introductory workshops are conducted in various metropolitan areas in the United States, the United Kingdom and Canada. Prior to the actual workshop, we expend a significant amount of money in the form of advertising through various media channels. The following table indicates the expense categories, with expenditures by category expressed both in total dollars spent and as a percentage of the total, that comprise advertising and sales expenses for the three month and six month periods ended June 30, 2007 and June 30, 2006 (unaudited, in thousands):

	Three months ended June 30,				Six months ended June 30,
Expense category	2007		2006		2007		2006

Television expense	$9,009	46.4%	$9,847	59.1%	$18,766	51.4%	$19,509	63.2%
Direct mail expense	2,106	10.8	1,778	10.7	3,824	10.5	3,222	10.5
Newspaper expense	1,083	5.6	584	3.5	1,697	4.7	966	3.1
Internet expense	1,592	8.2	670	4.0	2,928	8.0	707	2.3
Radio expense	236	1.2	29	0.2	493	1.4	29	0.1
Media spending	14,026	72.2	12,908	77.5	27,708	76.0	24,433	79.2
Creative and product development expense	558	2.9	288	1.7	898	2.4	651	2.1
Licensing fees	2,602	13.4	—	—	3,671	10.1	—	—
Outreach sales commissions	2,234	11.5	3,465	20.8	4,202	11.5	5,779	18.7
Advertising and sales expenses	$19,420	100.0%	$16,661	100.0%	$36,479	100.0%	$30,863	100.0%

Our advertising and sales expenses represented approximately 36.8% of our revenue during the first six months of 2007, as compared with 33.4% of revenues for the six months ended June 30, 2006.  The increase as a percentage of revenue was mitigated by the significant increase in revenue related to course breakage when compared to the first six months of 2006.  Excluding the effect of increase in course breakage revenue, the increase in advertising and sales expenses as a percentage of revenue is primarily due to licensing fees on Rich Dad EducationTM sales, and lower effectiveness of our advertising spending in attracting prospective students in the first six months of 2007 compared to the first six months of 2006.  Additionally, the downturn in the real estate market, ineffective changes in our marketing message and a more competitive environment have impacted our advertising efficiency.

Gross profit increased to $9.5 million in the first half of 2007, compared to $8.1 million in the first six months of 2006.  This increase is primarily attributable to the $20.2 million in revenue recognized from course breakage in the first six months of 2007, compared to $10.0 million in the first six months of 2006.  Our gross profit margin in the first six months of 2007 was 9.6%, compared to 8.7% in the first half of 2006, an improvement of 0.9 percentage point.  This improvement is primarily attributable to the increase in revenue recognized from course breakage noted above as much of the expenses attributable to this revenue were recognized in previous periods.

Adjusted EBITDA

As used in our operating data, EBITDA means net loss before income taxes plus interest expense, depreciation and amortization expense, as well as impairment of assets, special items (including the costs associated with the United States Securities and Exchange Commission and the Department of Justice investigations, class shareholder and derivative lawsuits, interest and nonoperating income, stock option and warrant compensation expense, minority interest and equity in (loss) earnings in related parties and gain from the sale of assets. We refer to “Adjusted EBITDA” to mean EBITDA adjusted for the net change in deferred revenue less the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement under generally accepted accounting principles.

We use Adjusted EBITDA as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Adjusted EBITDA frequently since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Adjusted EBITDA, with comparisons of actual to planned and forecasted Adjusted EBITDA and we provide incentives to management based on Adjusted EBITDA goals. In addition, we provide Adjusted EBITDA because we believe investors and security analysts find it to be a useful measure for evaluating our performance.

The vast majority of our costs to acquire the student have been expended up to the point of registration, such as media, travel, facilities and instructor fees for the introductory workshops; these costs are expensed when incurred. However, the tuition paid at registration is deferred until the course is attended by the student, the student has received the course content in an electronic format, or the contract expires, at which time the revenue is deemed earned. Thus, reporting under generally accepted accounting principles in the United States of America (U.S. GAAP) creates significant timing differences with respect to revenue and expenses, both in our Consolidated Statements of Cash Flows and Consolidated Statements of Operations. As a result of these factors, our operating cash flows can vary significantly from our results of operations for the same period. For this reason we believe Adjusted EBITDA is an important non-U.S. GAAP financial measure.

Adjusted EBITDA should not be considered as an alternative to net loss, cash flows (used in) provided by operations, investing or financing activities or other financial statement data presented in the Consolidated Financial Statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similar titled measures of performance from other companies.

All financial information is expressed in thousands (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net loss	$(15,058)	$(4,546)	$(15,970)	$(8,393)
Special items	3,399	270	7,042	459
Interest income, net	(382)	(437)	(714)	(762)
Other income (expense)	(110)	100	(200)	(68)
Income tax (provision) benefit	(12)	39	49	39
Stock gift	—	—	—	937
Stock option and warrant compensation	242	245	535	497
Depreciation and amortization	585	449	1,048	897
Equity in loss (earnings) from related parties	154	8	331	(22)
Gain on sale of assets	(40)	—	(38)	—

EBITDA	(11,222)	(3,872)	(7,917)	(6,416)

Net change in deferred revenue	8,789	12,137	5,973	24,516
Net change in deferred course costs	(466)	(1,068)	(120)	(2,118)

Adjusted EBITDA	$(2,899)	$7,197	$(2,064)	$15,982

Adjusted EBITDA as a percentage of cash received from course and product sales	(5.4)%	12.1%	(2.0)%	13.7%

Business segments

We operate in three business segments: real estate education, financial markets education and international.  The proportion of revenue of each segment is as follows (unaudited):

	Three months ended June 30,		Six months ended June 30,
Segment	2007	2006	2007	2006

Real estate education (domestic)	56.5%	33.0%	54.2%	42.4%
Financial markets education	38.3	63.6	40.6	54.1
International	5.2	3.4	5.2	3.5
Consolidated	100.0%	100.0%	100.0%	100.0%

Real estate education segment

We began providing basic and advanced real estate investment training in 1992 with our historical flagship brand Russ Whitney®’s Building Wealth™.  We have added to our brand portfolio by offering our students relevant and timely real estate education offerings.  We tested Teach Me™ Foreclosure   & Real Estate Investing  in 2006.  Also in 2006, we tested Rich Dad  Education™, with a joint venture we created with Rich Global, LLC, which is based on the investing principles and philosophy of Robert Kiyosaki, which he describes in his best-selling book, Rich Dad Poor Dad. Both of these tested brands were launched in 2007.

The gross profit in the real estate education segment was negative ($5.6) million in the second quarter of 2007, compared to a negative gross profit of ($3.7) million in the second quarter of 2006, an increased loss of $1.9 million.  The negative gross profit margin of (22.3%) in the second quarter of 2007, as compared with a negative gross profit margin of (23.5%) in the second quarter of 2006 was an improvement of 1.2 percentage points.  The real estate education segment benefited from $4.0 million in revenue recognition from course breakage in the second quarter of 2007, compared to $4.4 million in the second quarter of 2006.

Gross profit in the real estate education segment was negative ($2.2) million in the first six months of 2007, compared to a negative gross profit of ($1.0) million in the first half of 2006, an increased loss of $1.2 million.  The negative gross profit margin increased to (4.1%) in the first half of 2007, as compared with a negative gross profit margin of (2.5%) in the first six months of 2006, a worsening of 1.6 percentage points.  The real estate education segment benefited from $8.8 million in revenue recognized from course breakage in the first six months of 2007, compared to $9.7 million in the first six months of 2006, a decline of $0.9 million.

Financial markets education segment

EduTrades, our financial markets education division, began operations in July 2002, with the acquisition of Teach Me to Trade®, and the commencement of sales in the fourth quarter of 2002.

One-half of all U.S. households own stocks, either directly or through a mutual fund or retirement plan, according to a 2005 survey by the Securities Industry Association, Federal Reserve Board and U.S. Census Bureau. This represents 56.9 million households in 2005, as compared with 40.0 million ten years ago, and 15.9 million in 1983. Investment in the stock market and in mutual funds continues to be significant. In 2005, equity fund inflows were $147.6 billion, and increased to $157.9 billion in 2006.

Approximately 67% of all equity investors are between the ages of 35 and 64, with a median and mean age of 51 years of age, the peak earning and investing years, according to the Securities Industry Association/Investment Company Institute survey. According to the U.S. Census Bureau and the same survey, of the 91.1 million individuals, or approximately one-third of all Americans, who own equities:

•  $65,000 is the median household income

•  $125,000 is the median household asset level

•  70% are married

•  56% are college graduates

•  70% are employed.

Since the time of the survey, investment in the stock market and mutual funds continues to be substantial, and there has been significant growth in investments in alternate financial instruments such as options, single stock futures and indexes. In the third quarter of 2007, we reintroduced an options centric brand, named Teach MeTM Options Trading.  Testing of this brand will continue before considering a national launch.  Trading in option contracts reached record levels again in 2006. According to the Chicago Board Options Exchange (“CBOE”), there were 674.7 million option contracts traded in 2006 compared with 468.2 million in 2005, a 44.1% increase. This trend has continued through the first seven months of 2007, where trades in option contracts have increased 31% to 513 million contracts.  The volume of exchange traded funds on the CBOE increased by 64.5% in 2006 as compared to 2005.

Gross profit in the financial markets education segment was $3.5 million in the second quarter of 2007, compared with $7.9 million in the second quarter of 2006, a decline of $4.4 million.  The gross profit margin decreased to 20.1% of segment revenue in the second quarter of 2007, compared to 26.1% in the second quarter of 2006, a decrease of 6.0 percentage points.  The financial markets education segment benefited from $4.3 million in revenue recognized from course breakage in the second quarter of 2007, compared to nil in the second quarter of 2006.

For the first half of 2007, gross profit in the financial markets education segment was $11.5 million, compared with $9.4 million in the first six months of 2006, an increase of $2.1 million.  The gross profit margin increased to 28.6% in the first six months of 2007, compared to 18.7% in the first six months of 2006, an increase of 9.9 percentage points.  The financial markets education segment benefited from the revenue recognized from course breakage of $9.4 million in the first six months of 2007, compared to nil recognized in the first six months of 2006.

International segment

Our international segment provides investor education in the United Kingdom and Canada under the Building WealthTM and Rich Dad EducationTM brands. During the first six months of 2007, the international segment’s revenue represented approximately 5.2% of total revenue, which is slightly higher than the approximate 3.5% of revenue in same period of 2006. During 2006, we completed a review of our entire international strategy. The review took place so we could assess whether market conditions supported a further investment of resources in the international marketplace and, conversely, if we should consider exiting the international market.

The review consisted of:

•                  Assessing the current state, outlook and trends for the postsecondary education market with an emphasis in real estate and financial markets education for the individual investor

•                  Dimensionalizing the market potential and our business model

•                  Supporting our brand positioning, our competitive strengths and overall business case to warrant investment outside North America, through:

•                  Clarifying the positioning of the respective brands in our portfolio

•                  Identifying core competencies

•                  Articulating competitive strengths and weaknesses

•                  Benchmarking operating metrics to industry norms and selected competitors

•                  Evaluating our financial capabilities and opportunities

•                  Reviewing other points of differentiation

•                  Articulating our international five year strategic, development and economic plan

•                  Prioritizing our initiatives over the near term and developing a tactical plan

As a result of our review, we concluded that the United Kingdom and Canadian markets would support expansion of two of our brands, Teach Me to Trade ®  and  Rich Dad  EducationTM.  We introduced Rich Dad  EducationTM into the United Kingdom in the second quarter of 2007 and into Canada in the third quarter of 2007.  We also decided to test the Teach Me To Trade® brand in Germany in the third quarter of 2007, and are evaluating a launch in the United Kingdom and Canada in the early part of 2008.

Negative gross profit in the international segment was ($0.5) million in the second quarter of 2007, compared to a negative gross profit of ($0.4) million in the second quarter of 2006.  The negative gross profit margin improved to (20.7%) of segment revenue in the second quarter of 2007 compared to a negative gross profit margin of (21.8%) in the second quarter of 2006.  The international segment benefited from $0.8 million in the second quarter of 2007, compared to $0.3 million in the second quarter of 2006.

Gross profit in the international segment was $0.2 million in the first six months of 2007, compared with a negative gross profit of ($0.3) million in the first six months of 2006.  The gross profit margin increased to 3.8% of segment revenue in the first six months of 2007, compared to a negative gross profit margin of (9.6%) in the first six months of 2006.  The international segment benefited from $2.0 million of revenue recognition from course breakage in the first six months of 2007, compared to $0.4 in the first six months of 2006.

Noncore investments

We also have investments in various projects that are noncore to our mission. These investments were opportunistic in nature and leverage the experience of our Chairman and Chief Executive Officer in real estate development. The investments we currently hold have not materially impacted our liquidity.

As of June 30, 2007, our noncore investments consisted of equity interests in real estate ventures in Costa Rica.  We are actively pursuing the sale of these investments.

Costa Rica investment

Our interests in Costa Rica include equity investments in three entities: Rancho Monterrey, S.A, Monterrey del Este, S.A., and Monterrey del Mar, S.A.  Our direct investment in these entities includes initial and working capital advances net of our accumulated loss (of $0.3 million through June 30, 2007) amounted to $2.8 million and $2.8 million, as of June 30, 2007 and December 31, 2006, respectively.  Additional investments in these and other entities exist through indirect investments by related parties, including certain executive officers.

Our interest in these Costa Rican entities as of June 30, 2007 includes:

•                  30% of Rancho Monterrey, S.A., a Panamanian entity with ownership of approximately 394 acres of undeveloped land on the Pacific coast,

•                  Rancho Monterrey, S.A. also owns 33% of Monterrey Group, S.A., which owns approximately two and one-half acres of beachfront land concession adjacent to a hotel property,

•                  8% of Monterrey del Este, S.A., a Panamanian entity with ownership of approximately 445 acres of Costa Rican undeveloped land contiguous to Rancho Monterrey, S.A.,

•                  Monterrey del Este S.A. also owns 33% of Monterrey Group, S.A., which owns approximately two and one-half acres of beachfront land concession adjacent to a hotel property,

•                  56% of Monterey del Mar, S.A., a Panamanian company, established for the purpose of acquiring and developing a hotel property on the Pacific coast of Costa Rica,

•                  Monterrey del Mar, S.A. is the trust beneficiary of a Costa Rican company, Mar y Tierra del Oeste, S.A., which owns a beachfront land concession.

We account for our ownership shares in these entities under the equity method of accounting.  In the second half of 2006, we began acquiring additional equity shares in Monterrey del Mar, S.A. in order to control this entity and direct its final disposition. As of June 30, 2007, we had attained 56% of the ownership shares in this property. We increased our holdings to 58% as of August 24, 2007.

We evaluated reporting this acquisition on a consolidated basis as is the preferred method under U.S. GAAP when a majority ownership is obtained; however, we do not believe that this accounting treatment would provide meaningful information as we intend to dispose of the asset in the near future. By not consolidating this entity, we will avoid frequent changes in the composition of the consolidated group stemming from short-term activities that are not part of our core ongoing operations.

Additionally, we hold a 100% interest in a 7,200 square foot conference center in Monterey, Costa Rica and the land on which it is situated. The historical cost and related accumulated depreciation are reflected in our Consolidated Balance Sheets under the caption “Property and equipment.”  The net book value of the conference center was $0.7 million (unaudited) and $0.8 million as of June 30, 2007 and December 31, 2006, respectively.

Our Chairman and Chief Executive Officer, Co-President and Chief Operating Officer and other current and former employees of our Company have direct or indirect investments in Costa Rica.  The following table summarizes the respective ownership interests by us, certain executive officers and related parties with respect to Costa Rica (as a percentage of total equity ownership) as of June 30, 2007:

Entity	Company	Chairman and CEO	Co-President and COO	Total
Rancho Monterrey, S.A.	30%	11%	1%	42%
Monterrey del Este, S.A.	8%	8%	—	16%
Monterrey del Mar, S.A.	56%	—	—	56%

Moreover, there are two additional projects in Costa Rica, known as Monterrey Green Acres, S.A. and Monterrey Sun and Wind, S.A., both Costa Rican companies, which are adjacent to our Costa Rica investments, but in which we do not have any equity interests.  However, our Chairman and Chief Executive Officer, our General Manager, eBusiness, other existing and former employees, one of our former external attorneys, and some independent contractors who work for us, vendors and former students have all invested in at least one of the previously named projects.

Southwest Florida investment disposition

In 2004, we entered into a joint venture under which we held a 50% interest in Tranquility Bay of Southwest Florida, LLC which owns 74 acres of land zoned for residential development in southwest Florida. The investment entity had no ongoing activity other than minimal costs of carrying the land.

On May 9, 2007, we entered into a purchase and sale agreement to sell our 50% ownership to our partner in the joint venture, Gulf Gateway Enterprises, LLC, a Florida limited liability company, for the price of $4.2 million. As a part of this agreement, we loaned the buyer an additional $0.3 million to finance the planning and permitting of the property as a residential subdivision. We secured the total receivable of $4.5 million with the buyer’s ownership interest in Tranquility Bay of Southwest Florida, LLC as collateral. In the event the buyer is unable to pay us $4.5 million by December 31, 2007, we will pursue our collateral of the buyer’s interest.

Our net book value on this investment was approximately $2.8 million and we do not have any debt associated with this asset. We will not receive proceeds unless the buyer is able to secure the requisite financing.  Accordingly, we will not record any gain on this asset sale unless and until cash proceeds are realized.

Critical accounting policies

Revenue recognition policy

We are engaged primarily in the business of providing real estate and financial education to individual students through courses of study as well as educational materials. We offer our students multiple course packages. Students pay for the courses in advance and we record the proceeds from the sale of courses as deferred revenue when it is received.

In the normal course of business, we recognize revenue based on:

•                  student attendance of the course, event, mentor training, coaching session or delivery of software, data and materials; or

•                  determination that the likelihood of the attendance by the student is remote (course breakage), which is based on the historical:

•                  percentage of students who never attended a course and those students who never attended a course subsequent to expiration; and

•                  highest number of days in which 95% of those students who attended our courses subsequent to expiry.

The student is permitted to attend courses (in all available learning formats) throughout the life of the student’s contract. We allow students to attend courses subsequent to expiration upon request. The tuition is generally nonrefundable. A student may receive a refund, where required by law, within three days of the purchase by exercising a right of rescission. In such cases, the corresponding amount of deferred revenue is relieved with no impact on the Consolidated Statements of Operations.

We determine our course breakage rate based upon estimates developed from historical student attendance patterns.  This rate is calculated each balance sheet date using verifiable and objective supporting data. Based on our historical information, we can determine the likelihood of an expired course remaining unattended. Moreover, we determined that we do not have a legal obligation to remit the value of expired courses to relevant taxing jurisdictions.

To the extent discreet, new business units do not have three full years of data (subsequent to course expiration) we recognize revenue based upon course attendance.  Only at such time that we have developed verifiable and objective data over a three year period subsequent to course expiration will we apply course breakage based on the methodology described above. We will apply this policy to our Rich Dad-Education™ brand offering.

Revenue recognized from course breakage was $20.2 million (unaudited) for the six months ended June 30, 2007, compared with $10.0 million (unaudited) for the six months ended June 30, 2006, an increase of $10.2 million. The large increase is primarily due to the breakage in our financial markets education segment and United Kingdom business for the first six months of 2007. No breakage existed for these business segments for the first six months of 2006 as we did not have sufficient data at that time. Revenue from course breakage was 20.3% and 10.8% of total revenue for the six months ended June 30, 2007 and 2006, respectively.

We have expanded our options for course delivery towards our goal of reducing the number of expired contracts. Additionally, we have increased the number of courses offered on DVD and the opportunities to take courses via the Internet and have expanded our location options for students within the United States. We have also implemented outreach notifications by email and the U.S. mail as courses near expiration.

Teleconferencing and subscription services

As required by Financial Accounting Standard Board’s Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables  and the SEC’s Staff Accounting Bulletin No. 104, our teleconferencing product and service offering is an arrangement with multiple deliverables. The delivered items should be considered a separate unit of accounting if all of the following criteria are met:

•                  The delivered item(s) has value to the customer on a standalone basis. That item(s) has value on a standalone basis if it is sold separately by any vendor or the customer could resell the delivered item(s) on a standalone basis. In the context of a customer’s ability to resell the delivered item(s), the Task Force observed that this criterion does not require the existence of an observable market for the deliverable(s).

•                  There is objective and reliable evidence of the fair value of the undelivered item(s).

•                  If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

We determined the criteria detailed above have been met:

•                  The product and the service have value to the student on a standalone basis.

•                  The product can be and is sold separately.

•                  There is objective and reliable evidence to determine the value of the product.

•                  There are no general rights of return for the teleconferencing offering.

We recognized as revenue the product portion of the deliverable at point of purchase, and amortize the service component over the life of the package.

From a balance sheet perspective, the liability which we designate as “deferred revenue” will increase as cash receipts are collected in advance and the classes to which they pertain have not yet taken place or the students have not attended. When there are more courses attended, as compared to the amount of new course sales, our deferred revenue will decrease and therefore increase our earnings.

Advertising and sales expense and prepaid advertising

Advertising costs (both media and creative development), licensing fees of brands (primarily Rich Dad Education™) and direct sales expenses are expensed as incurred. Advertising paid in advance is recorded as prepaid until such time as the advertisement is published.

Deferred expenses

Certain direct course expenses are deferred until such time the course is conducted and the related revenue is earned or revenue is recognized through course breakage in accordance with our Revenue recognition policy.

Historically, the amount of cash received from course and product sales is directly related to the amount of advertising and direct sales expenses incurred. The cash received from advanced course sales can be deferred to over three years after the advertising and sales expenses are incurred. Our Consolidated Statements of Operations can show increased losses, or reduced net earnings, in periods in which course registration and cash receipts are growing at a fast rate, and conversely, show increased earnings, or reduced net losses, in periods of declining course registrations and cash receipts.

Second quarter 2007 compared to second quarter 2006

Revenue

Revenues for the quarter ended June 30, 2007 were $44.8 million, a decrease of 5.8% from $47.5 million for the quarter ended June 30, 2006 (unaudited, in thousands):

	Three months ended June 30,		%
	2007	2006	Change

Cash received from course and product sales:

Basic training sessions	$7,328	$5,552	32.0%
Advanced courses	42,019	47,210	(11.0)
Product sales	3,986	3,822	4.3
Other	243	3,078	(92.1)
Total cash received from course and product sales	53,576	59,662	(10.2)
Net change in deferred revenue	(8,789)	(12,137)	(27.6)
Revenue for financial reporting purposes	$44,787	$47,525	(5.8)%

In the three months ended June 30, 2007, total cash received from course and product sales was $53.6 million, compared with $59.7 million in the same period of 2006, a decline of $6.1 million, or 10.2%.

The second quarter of 2007 benefited from $9.1 million in revenue recognition due to course breakage compared with $4.7 million in the same period in 2006.  The increase of 92.4% over the comparable periods in 2006 is primarily attributable to the recognition of course breakage commencing in the fourth quarter of 2006 in both our financial markets education segment ($4.3 million) as well as our United Kingdom business unit ($0.5 million).

The following illustrates the number of educational events for the comparative periods:

	Three months ended June 30,
	2007	2006	Change
Number of courses
Free introductory workshops	1,556	1,360	14.4%
Basic training sessions	237	293	(19.1)
Advanced live courses	163	172	(5.2)
Advanced electronic courses	29	33	(12.1)
	1,985	1,858	6.8%

Number of attending students
Basic training sessions	11,174	17,257	(35.2)%
Advanced live courses	3,682	4,484	(17.9)
Advanced electronic courses	2,933	4,879	(39.9)
Mentorships completed	475	900	(47.2)
Coaching programs completed	814	303	168.6
	19,078	27,823	(31.4)%

Average students per paid course
Basic training sessions	47.1	58.9	(19.9)%
Advanced live courses	22.6	26.1	(13.4)%

Cash received from course and product sales in the real estate education segment increased to $37.7 million in the second quarter of 2007, compared with $25.0 million in the second quarter of 2006, a $12.7 million, or 51.1% increase.  This increase was primarily attributable to the launch of our Teach MeTM Foreclosure  & Real Estate Investing and Rich Dad EducationTM brands, both of which were tested in the fourth quarter of 2006 and launched in early 2007.  However, the increase attributed to the newly launched brands was partially offset by declines at both our Russ Whitney ®’s Building Wealth ™ and Cash Flow Generator ® brands.  The declines in cash received from course and product sales in these brands is primarily due to the decreased interest among prospective students from the ongoing news reports that cite a downturn in the housing market which causes the perception that real estate is a less attractive investment.  This results in a higher cost to acquire students, a lower percentage of students who purchase at least one paid course and a lower average amount of sales of advanced courses per student.  Also, we suspended the activities of our Cash Flow Generator ® brand until we determine and test the merits of a repositioned student offering.

Cash received from course and product sales in the financial markets education segment totaled $11.7 million in the second quarter of 2007, compared with $32.0 million in the second quarter of 2006, a decline of $20.3 million, or 63.5%.  The decline in cash received from course and product sales is primarily attributable to reduced effectiveness our marketing message, a lower percentage of students purchasing at least one paid course and a reduced amount of advanced course sales at our basic training sessions.  An additional contributing factor is instructor  and field representative turnover.  Moreover, the results from the second quarter of 2006 included sales from our STAR Trader ®  and our discounted Options Success™  brands, while minimal sales were attributed to these brands in the second quarter of 2007.   Options Success™  was suspended during the fourth quarter of 2006 and STAR Trader® was suspended during the first quarter of 2007.

Cash received from course and product sales in our international segment totaled $4.1 million in the second quarter of 2007, compared with $2.7 million in the second quarter of 2006, an increase of $1.4 million, or 54.6%.  The growth is attributed to an increase in the number of students purchasing our courses in Canada and the United Kingdom in the second quarter of 2007 as compared with the second quarter of 2006.  In addition, we launched Rich Dad EducationTM in the United Kingdom in the second quarter of 2007 which impacted the growth rate by 36.0 percentage points.

In the second quarter of 2007, global cash received from course and product sales for our Rich Dad EducationTM brand was $24.0 million, up from $9.7 million in the first quarter of 2007.  Rich Dad EducationTM was not initially tested until the fourth quarter of 2006.

We have been diversifying the media channels with which we attract prospective students.  We have increased our use of direct mail, radio, newspaper, and online advertising and reduced our traditional use of television advertising.  The following table reflects the media source by which prospective students accessed our free introductory workshops:

	Three months ended June 30,
	2007	2006

Television	41.5%	67.4%
Direct mail	14.8	12.0
Radio	6.9	—
Newspaper	6.4	2.1
Website	12.7	18.1
Online advertising	11.8	—
Other	5.9	0.4
	100.0%	100.0%

Operating expenses

Direct course expenses

Direct course expenses relate to our free introductory workshops, basic training sessions and advanced courses, and consist of instructor fees, facility costs, compensation associated with our field representatives and related travel expenses, as well as mentor compensation, coaches’ compensation, data supplied to us which we resell, instructional materials and fees paid to third parties for alliance courses.

In the three months ended June 30, 2007, direct course expenses increased $1.0 million to $28.0 million as compared to the three months ended June 30, 2006 at $27.0 million.  As a percentage of revenue, direct course expenses increased by 5.7 percentage points (pp) from 56.9% in the three months ended June 30, 2006 to 62.6% in the same period in 2007.  The increase as a percentage of revenue was reduced by the significant increase in revenue related to course breakage when compared to the first quarter of 2006.  Excluding the impact of the revenue related to course breakage, the increase in direct course expenses as a percentage of revenue is due to the smaller average class size of our free introductory, basic training and advanced courses.  These smaller class sizes increased the percentage of event expense, commission expense and product expense compared to revenue.  Since there is a fixed component of costs to these courses, the smaller average class size increases the average course cost compared to revenue.

The components of direct course expenses as a percentage of revenue changed as follows:

	Margin change 2007 vs. 2006
	Increase (decrease)
Increase in event expense as a percentage of revenue	0.9	pp
Increase in sales commissions as a percentage of revenue	3.7
Increase in product cost as a percentage of revenue	2.5
Decrease in alliance commissions as a percentage of revenue	(1.4)
	5.7	pp

Advertising and sales expenses

Advertising and sales expenses as a category consists of three components:

•                  Purchased media to generate registrations to our free introductory workshops and the costs related to creative development

•                  Commissions associated with supporting student recruitment

•                  Licensing fees for use of third party brands, primarily Rich Dad®.

Advertising and sales expenses for the second quarter of 2007 were $19.4 million, an increase of 16.6% (or $2.7 million) compared with $16.7 million for the comparable period of 2006. Advertising and sales expenses in the second quarter of 2007 were 43.4% of revenue, as compared to 35.1% of revenue for comparable period in 2006.  The increase as a percentage of revenue was mitigated by the significant increase in revenue related to course breakage when compared to the comparable 2006 period.  Excluding the effect of the revenue related to course breakage, the increase in advertising and sales expenses is attributable to the licensing fees paid for use of the Rich Dad® brand in Rich Dad EducationTM and reduced effectiveness of our advertising message.  The following table illustrates this change of 8.3 percentage points (pp):

	Margin change 2007 vs. 2006
	Increase (decrease)

Increase in media spending as a percentage of revenue	4.2	pp
Decrease in outreach sales commissions as a percentage of revenue	(2.3)
Increase in creative and product development as a percentage of revenue	0.6
Increase in licensing fees as a percentage of revenue	5.8
	8.3	pp

Our media spending increased by 8.7% in the three months ended June 30, 2007, over the same period in 2006. We have diversified our media spending and shifted some of our media spending from television to more direct mail, newspaper, radio and Internet during the past year, as reflected in the following table of media spending by channel as a percentage of total media spending:

	Three months ended June 30,
	2007	2006

Television	64.2%	76.3%
Direct mail	15.0	13.8
Newspaper	7.7	4.5
Radio	1.7	0.2
Internet	11.4	5.2
	100.0%	100.0%

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, facility expense and travel for the corporate staff.

General and administrative expenses were $9.4 million in the three months ended June 30, 2007, an increase of $1.0 million, or 11.6%, as compared with $8.4 million for the three months ended June 30, 2006. General and administrative expenses increased from 17.7% of revenues in the second quarter of 2006 to 21.0% of revenue in the second quarter of 2007.

The $1.0 million incremental general and administrative expenses when compared to the same period in 2006 include:

•      $0.7 million in additional outside legal fees (not including Special items)

•      $0.2 million in additional salaries, benefits and equity compensation

•      $0.1 million in additional insurance costs

•      $0.1 million in additional depreciation and amortization expense

Offset by:

•      $0.1 million in lower expenses associated with the implementation of our customer relationship management system

Special items

Special items incurred in the three months ended June 30, 2007 totaled $3.4 million and consisted of professional fees and other direct costs associated with the proceedings by the United States Securities and Exchange Commission, the Department of Justice and class action and associated derivative lawsuits. In the second quarter of 2006 there was $0.3 million of Special Items expense related to the liquid damages provision of a registration rights agreement.

Loss from operations

We had an operating loss of $15.4 million in the three months ended June 30, 2007, compared to a loss of $4.8 million from operations in the comparable 2006 period. Our decrease in revenue of 5.8% was compounded by the 15.0% increase in operating expenses. The decrease in revenue was reduced by the increase in recognition of revenue from course breakage of $4.4 million for the three months ended June 30, 2007 as compared with the three months ended June 30, 2006.  This incremental revenue had an insignificant direct corresponding expense in the current 2007 period.

Other income

Other income in the second quarter of 2007 was $0.4 million as compared with $0.3 million for the second quarter of 2006.

Interest income, net, for the three months ended June 30, 2007 was $0.4 million, essentially even with the same period in 2006.

Income tax provision (benefit)

In both the second quarter of 2007 and in the second quarter of 2006, we recorded an insignificant amount of income tax expense or benefit, primarily related to state income taxes.

Net loss

Net loss for the quarter ended June 30, 2007 was $15.1 million, an increase of $10.6 million compared to a net loss of $4.5 million for the quarter ended June 30, 2006.

First six months 2007 compared to first six months 2006

Revenue

Revenues for the six months ended June 30, 2007 were $99.1 million, an increase of 7.3% from $92.4 million for the first six months ended June 30, 2006 (unaudited, in thousands):

	Six months ended June 30,		%
	2007	2006	Change

Cash received from course and product sales:

Basic training sessions	$14,996	$11,890	26.1%
Advanced courses	78,854	92,231	(14.5)
Product sales	7,419	7,268	2.1
Other	3,839	5,541	(30.7)
Total cash received from course and product sales	105,108	116,930	(10.1)
Net change in deferred revenue	(5,973)	(24,516)	75.6
Revenue for financial reporting purposes	$99,135	$92.414	7.3%

The first six months of 2007 benefited from $20.2 million in revenue recognition due to course breakage compared with $10.0 million in the same period in 2006.  The increase of 101.2% over the comparable periods in 2006 is primarily attributable to the recognition of course breakage commencing in the fourth quarter of 2006 in both our financial markets education segment ($9.4 million) as well as our United Kingdom business unit ($1.6 million).

The following illustrates the number of educational events for the comparative periods:

	Six months ended June 30,
	2007	2006	Change
Number of courses
Free introductory workshops	3,024	2,591	16.7%
Basic training sessions	488	521	(6.3)
Advanced live courses	308	327	(5.8)
Advanced electronic courses	63	64	(1.6)
	3,883	3,503	10.8%

Number of attending students
Basic training sessions	24,600	31,754	(22.5)%
Advanced live courses	7,029	8,268	(15.0)
Advanced electronic courses	7,474	8,551	(12.6)
Mentorships completed	1,101	1,582	(30.4)
Coaching programs completed	2,029	693	192.8
	42,233	50,848	(16.9)%

Average students per paid course
Basic training sessions	50.4	60.9	(17.3)%
Advanced live courses	22.8	25.3	(9.7)%

In the first six months of 2007, total cash received from course and product sales was $105.1 million, compared with $116.9 million in the first six months of 2006, a decline of $11.8 million, or 10.1%.

Cash received from course and product sales in the real estate education segment increased to $70.6 million in the first six months of 2007, compared with $52.7 million in the first six months of 2006, a $17.9 million, or 33.8% increase.  This increase was primarily attributable to the launch of our Teach MeTM Foreclosure & Real Estate Investing and Rich Dad EducationTM brands, both of which were tested in the fourth quarter of 2006 and launched domestically in the first quarter of 2007.  However, the increase attributed to the newly launched brands was partially offset by declines at both our Russ Whitney ®’s Building Wealth ™ and Cash Flow Generator ® brands.  The declines in cash received from course and product sales in these brands is primarily due to the decreased interest among prospective students from the ongoing news reports that cite a downturn in the housing market which causes the perception that real estate is a less attractive investment.  This results in a higher cost to acquire students, a lower percentage of students who purchase at least one paid course, and a lower average amount of sales of advanced courses per student.  Also, we suspended the activities of our Cash Flow Generator ® brand until we determine and test the merits of a repositioned student offering.

Cash received from course and product sales in the financial markets education segment totaled $27.3 million in the first six months of 2007, compared with $59.4 million in the first six months of 2006, a decline of $32.1 million, or 54.0%.  The decline in cash received from course and product sales is primarily attributable to reduced effectiveness of our marketing message, a lower percentage of students purchasing at least one paid course and a reduced amount of advanced course sales at our basic training sessions.  The reduced amount of sales at our basic training sessions is at least partially attributable to recent turnover among our instructors and field representatives.  In addition, the results from the second quarter 2006 included sales from our STAR Trader ® and Options Success Systems™ brands, while minimal sales were attributed to these brands in the second quarter of 2007. Options Success™ was suspended during the fourth quarter of 2006 and STAR Trader® was suspended during the first quarter of 2007.

Cash received from course and product sales in our international segment totaled $7.3 million in the first six months of 2007, compared with $4.8 million in the first six months of 2006, an increase of $2.5 million, or 50.5%.  The growth is attributed to an increase in the number of students purchasing our courses in Canada and the United Kingdom.  In addition, we launched Rich Dad EducationTM in the United Kingdom in the second quarter of 2007.

In the first six months of 2007, global cash received from course and product sales for our Rich Dad EducationTM brand was $33.6 million.  There were no sales for this brand in the first six months of 2006.

We have been diversifying the media channels with which we attract prospective students as evidenced by a media mix decline of 20.2 percentage points in television over the comparable period in 2006.  We have increased our use of direct mail, radio, newspaper, and online advertising and reduced our traditional use of television advertising.  The following table reflects the media source by which prospective students accessed our free introductory workshops:

	Six months ended June 30,
	2007	2006

Television	47.8%	68.0%
Direct mail	14.6	11.7
Radio	4.1	—
Newspaper	5.6	1.8
Website	13.8	18.3
Online advertising	9.9	—
Other	4.2	0.2
	100.0%	100.0%

Operating expenses

Direct course expenses

Direct course expenses relate to our free introductory workshops, basic training sessions and advanced courses, and consist of instructor fees, facility costs, salaries associated with our field representatives and related travel expenses, as well as mentors and coaches compensation, data supplied to us which we resell, the cost of instructional materials and fees paid to third parties for alliance courses.

In the six months ended June 30, 2007, direct course expenses decreased $0.4 million to $53.1 million, or a 0.7% decrease from $53.5 million in the same period of 2006, primarily due to lower event expenses and alliance fees.  As a percentage of revenue, direct course expenses improved 4.3 percentage points (pp) from 57.9% in the six months ended June 30, 2006 to 53.6% in the same period in 2007.  The decline as a percentage of revenue was aided by the significant increase in revenue related to course breakage when compared to the first six months of 2006.  The components of direct course expenses as a percentage of revenue changed as follows:

	Margin change 2007 vs. 2006
	Increase (decrease)
Decrease in event expense as a percentage of revenue	(5.5	)pp
Increase in sales commissions as a percentage of revenue	1.9
Increase in product cost as a percentage of revenue	0.8
Decrease in alliance expense as a percentage of revenue	(1.5)
	(4.3	)pp

Advertising and sales expenses

Advertising and sales expenses for the first six months of 2007 were $36.5 million, an increase of 18.2% (or $5.6 million) compared with $30.9 million for the comparable period of 2006. Advertising and sales expenses in the 2007 period were 36.8% of revenue, as compared to 33.4% of revenue for comparable period in 2006.  The increase as a percentage of revenue was mitigated by the significant increase in revenue related to course breakage when compared to the first half of 2006.  Excluding the effect of the revenue related to course breakage, the increase in advertising and sales expense is attributable to licensing fees for the use of the Rich Dad® brand in Rich Dad EducationTM, and reduced the effectiveness in our advertising message.  The following table illustrates this change of 3.4 percentage points (pp):

	Margin change 2007 vs. 2006
	Increase (decrease)

Increase in media spending as a percentage of revenue	1.5	pp
Decrease in telemarketing sales commission as a percentage of revenue	(2.0)
Increase in creative development as a percentage of revenue	0.2
Increase in licensing fees as a percentage of revenue	3.7
	3.4	pp

Our media spending increased by 13.4% in the six months ended June 30, 2007 over the same period in 2006. We have diversified our media spending and shifted some of our media spending from television to more direct mail, newspaper, radio and Internet during the past year, as reflected in the following table of media spending by channel as a percentage of total media spending:

	Six months ended June 30,
	2007	2006

Television	67.7%	79.8%
Direct mail	13.8%	13.2%
Newspaper	6.1%	4.0%
Internet	10.6%	2.9%
Radio	1.8%	0.1%
	100.0%	100.0%

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, facility expense and travel for the corporate staff.

General and administrative expenses were $19.0 million in the six months ended June 30, 2007, an increase of $2.2 million, or 13.2%, as compared with $16.8 million for the six months ended June 30, 2006. General and administrative expenses increased from 18.2% of revenues in 2006 to 19.2% of revenue in the 2007 period. The increase of 1.0 percentage point was mitigated by the significant increase in revenue related to course breakage when compared to the first six months of 2006.

The $2.2 million incremental general and administrative expenses when compared to the same period in 2006 include:

•      $0.8 million in additional professional fees, primarily legal expenses (not including special items)

•      $0.6 million in additional salaries, benefits and equity compensation

•      $0.3 million in additional expenses associated with the implementation of our customer relationship management system

•      $0.2 million in additional telephone expense

•      $0.2 million in additional depreciation and amortization expense

•      $0.1 million in additional insurance costs

Special items

Special items incurred in the six months ended June 30, 2007, totaled $7.0 million and consisted of professional fees and other direct costs associated with the proceedings by the United States Securities and Exchange Commission, the Department of Justice and class shareholder and associated derivative lawsuits. We have incurred a total of $7.7 million in similarly classified expenses since November 2006. In the first six months of 2006, we incurred $0.5 million special items including costs related to the liquidated damages provision of a registration rights agreement.

Loss from operations

We had an operating loss of $16.5 million in the six months ended June 30, 2007, compared to a loss of $9.2 million from operations in the comparable 2006 period. Our increase in revenue of 7.3% was more than offset by the 13.8% increase in operating expenses. The primary contributor to the improvement in revenue was the recognition of $10.2 million in incremental course breakage revenue for the six months ended June 30, 2007 as compared with the six months ended June 30, 2006.  This incremental revenue has an insignificant direct corresponding expense in the current 2007 period.

Other income

Other income in the first six months of 2007 was $0.6 million as compared with $0.9 million for the first six months of 2006.

Interest income, net, for the six months ended June 30, 2007 was $0.7 million as compared to $0.8 million for the first six months of 2006.

Income tax provision

In the first six months of 2007 and 2006 we recorded, an insignificant amount of state income tax expense.

Net loss

Net loss for the six months ended June 30, 2007 amounted to $16.0 million, compared to a net loss of $8.4 million for the six months ended June 30, 2006.

Liquidity and capital resources

Our capital requirements consist primarily of working capital and capital expenditures. Historically, we have funded our working capital and capital expenditures using cash and cash equivalents on hand. As of June 30, 2007, cash, cash equivalents and restricted cash increased by $0.1 million to $40.8 million from December 31, 2006 balance of $40.7 million.  This amount includes cash, cash equivalents and restricted cash of our entities which hold our Rich Dad EducationTM businesses in the United States, Canada and the United Kingdom, which totaled $14.9 million as of June 30, 2007.

Net cash used in operations in the first six months of 2007 was $5.5 million, compared to $14.2 million of cash provided by operations for the six months ended June 30, 2006, a change of $19.7 million.  The primary driver of the negative change in cash provided by operations was the decrease in cash received from course and product sales of $11.5 million for the six months ended June 30, 2007 as compared with six months ended June 30, 2006.  In addition, we had expenditures of $7.0 million incurred during the first six months of 2007 related to costs of various investigations and lawsuits, and a $4.3 million increase in our restricted cash requirement, primarily related to our cash collateral posted to our credit card vendor.

Cash provided by investing activities was $3.4 million in the first six months of 2007, as compared to $0.7 million provided by investing activities from the same period in 2006.  During the first six months of 2007, cash in the amount of $4.8 million was received from the sale of our land and building in the United Kingdom and our original corporate aircraft.  Additionally, in the six months ended June 30, 2007, we invested cash of $1.1 million in capital expenditures, an increase of $0.2 million over the comparable 2006 period, including: $0.1 million in computer hardware associated with our customer relationship management system, $0.4 million in leasehold improvements and furniture primarily associated with our new Murray, Utah location, $0.2 million related to renovations to our new corporate airplane and $0.1 million related to the purchase of a Company automobile.  In the same time period in 2006, we had proceeds of $1.7 million on a note receivable, accounting for the change from the 2006 period to the 2007 period.

We will deploy excess capital, if any, to invest in property and equipment in future periods for growth, computer and software upgrades and geographic expansion. We will continue to pursue opportunistic, strategic acquisitions.  We are seeking to finance our corporate aircraft we purchased in the fourth quarter of 2006.

Cash used in financing activities was $3.0 million for the six months ended June 30, 2007, as compared to $4.8 million used in financing activities for the six months ended June 30, 2006. The primary use of cash for financing activities for the first six months of 2007 related to the repayment of $3.1 million of debt related to our United Kingdom offices and a corporate aircraft. The $1.8 million change from prior year is primarily due to the following events in the same time period of 2006:

•      $5.1 million cash payment to our Chairman and Chief Executive Officer in January 2006 related to the sale of his common stock in December 2005

•      approximately $1.0 million in proceeds on the exercise of stock options

•      $0.6 million in registration costs of our common stock.

The majority of our cash equivalents are invested in short term, liquid, investment grade commercial paper with yields ranging from 5.2% to 5.4%.  Restricted cash balances, consisting primarily of funds on deposit with credit card processors and cash collateral with our credit card vendor, amounted to $12.1 million at June 30, 2007 and $6.5 million at December 31, 2006. The increase in restricted cash at June 30, 2007 is primarily due to a reserve of $4.4 million established to secure a previously unsecured credit line with our credit card vendor.  This reserve is held in an interest bearing account. At June 30, 2007 and December 31, 2006, we used letters of credit to secure merchant accounts and certain state bonding requirements for the amount of $1.1 million and $1.1 million, respectively, which are supported by certificates of deposit which earn interest rates ranging from 5.1% to 5.3%.

In connection with the investigations by the SEC, Department of Justice and related shareholder and derivative actions, we are expending a significant amount of financial resources. We estimate that through June 30, 2007, we have incurred over $7.7 million in professional and external direct costs associated with these matters ($7.0 million in the first six months of 2007).  The costs of the investigations and legal proceedings may have a material adverse effect on the Company. We do not know what the full costs of the investigation or any fines or penalties, if any, will be, nor do we know to what extent our insurance carriers will reimburse us for these expenses.

Historically, we have been able to fund our operations primarily through existing working capital.  However, the current investigations by both the SEC and Department of Justice and the related shareholder and derivative actions may severely limit our ability to obtain external sources of capital.

As a result of a significant deferred revenue balance, our working capital deficit will continue for the foreseeable future.  We intend to continue to use working capital for operating purposes. As of June 30, 2007, the portion of our consolidated deferred revenue balance of $121.4 million which is held by our entities operate our Rich Dad EducationTM business in the United States, Canada and the United Kingdom amounted to $26.3 million.

From time to time, we evaluate potential acquisitions of business products or technologies that complement our business. To the extent that resources are insufficient to fund future activities, we may need to raise additional funds. However, there can be no assurance that additional funding, if needed, will be available. If adequate funds are not available on acceptable terms, we may be unable to expand our business, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

The following reflects our commitments for debt and other commitments as of June 30, 2007 (unaudited, in thousands):

	Debt	Operating lease commitments	Total
2008	$190	$1,086	$1,276
2009	50	707	757
2010	55	677	732
2011	57	576	633
2012	45	526	571
Thereafter	2,761	184	2,945

	$3,158	$3,756	$6,914

Additionally, in December 2005, we entered into a commitment for a new customer relationship management (CRM) system. The initial commitment was $2.5 million. Additional necessary system enhancements have raised our total commitment to $4.0 million and includes installation, training and support services.   Development began in 2006.  Through June 30, 2007, we have spent $2.7 million in expense and $0.8 million in capital against this commitment.  Our annual commitments for the licensing and maintenance of other software are approximately $0.4 million.  Moreover, we will continue to expend monies as we complete the implementation and continue enhancements to our CRM application.

In August 2007, we entered into a master lease agreement with the financing subsidiary of our computer hardware vendor. The purchases under the master lease agreement will be accounted for as a capital leased asset.

Item 8.01.  Other Items

Developments in the United States Securities and Exchange Commission and Department of Justice investigations

Interviews with WilmerHale

On August 8 and 9, 2007, our Chairman and Chief Executive Officer interviewed with Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”).  On June 22, 2007, our Co-President and Chief Operating Officer interviewed with WilmerHale.

The Company has provided the SEC and Department of Justice with several millions of pages of documents, hundreds of hours of video tapes, and other requested materials. The Company intends to continue meeting the requests of the SEC and Department of Justice for information.

2003 related party transactions

The SEC, the Company, the Special Committee and counsel are investigating, among other things, the disclosures surrounding the acquisitions of Equity Corp. Holdings, Inc., Whitney Leadership Group, Inc. and Precision Software Services, Inc.  There have been no findings issued to date and the investigation is continuing.

Additional risk factors

Since our Annual Report on Form 10-K for the year ended December 31, 2006, we have identified additional risk factors which could materially affect our business, financial condition or future results.  Any of the following factors could materially and adversely affect our business, financial condition and results of operations and the risks described below are not the only risks that we may face.  Additional risks and uncertainties not currently known to us may also materially and adversely affect our business, financial condition or results of operations.

The investigation by the Department of Justice’s United States Attorney’s Office for the Eastern District of Virginia in connection with certain of our marketing activities could result in costs, fines or penalties that could have an adverse affect on us.

On November 14, 2006, we received a notice from the United States Securities and Exchange Commission that the Commission was conducting a formal, nonpublic investigation to determine whether we complied with securities laws in connection with (i) the efficacy or trading success of our stock market education programs, and (ii) our acquisition of certain other companies. The SEC has requested documents and information from us in the course of their investigation and we have provided our cooperation. The costs incurred in connection with the investigation have been substantial and will continue to be significant in the future. However, we cannot predict the ultimate impact, if any, that the SEC’s investigation may have on our business or operations. It is possible that the SEC’s investigation may result in penalties. The nature of the penalties that the SEC may seek against us cannot be predicted at this time but it could have an adverse result on us, perhaps materially so.

On December 11, 2006, we received a subpoena from the United States Attorney for the Eastern District of Virginia requesting documents and information in connection with an investigation relating to our product marketing activities from January 1, 2002 to the present. We were notified that a grand jury investigation related to this matter has commenced.

On July 3, 2007, two of our shareholders issued a press release urging the Company to engage in certain actions, including but not limited to removal of our Chairman and Chief Executive Officer Russell A. Whitney, in connection with the pending investigations.

Our Board of Directors established a Special Committee of independent directors to conduct an internal investigation. The Committee has engaged the law firm of WilmerHale to assist it with this investigation of the matters that are the subject of the government investigations.  The costs incurred in connection with the investigation have been substantial and will continue to be significant in the future. While we cannot predict the ultimate impact, if any, that these investigations may have on our business or operations, a material adverse result is possible, including but not limited to civil or criminal charges, imposition of fines or other financial penalties, restriction of our business activities, removal or resignation of our Chairman and Chief Executive Officer or loss of his control over the Company and possible resulting inability to use our Chairman and Chief Executive Officer’s identity in our marketing efforts.

Shareholder lawsuits filed against us could result in costs, fines or penalties that could have a material affect on our financial results.

On January 30, 2007, we were served a complaint by Rodney Durham on behalf of himself and all others similarly situated v. Whitney Information Network, Inc., Russell A. Whitney and Nicholas S. Maturo filed on December 28, 2006 in the United States District Court in the Middle District of Florida accusing us of securities violations. On July 10, 2007, this complaint was amended by the plaintiff to include our independent registered public accounting firm, Ehrhardt Keefe Steiner & Hottman PC, our Co-President and Chief Financial Officer, our Co-President and Chief Operating Officer and our Executive Vice President, Operations. The complaint seeks damages for violations of federal securities laws on behalf of all investors who acquired our stock from November 18, 2005 through and including December 15, 2006. We will vigorously defend ourselves in this action, but our operating results and management’s attention may be adversely impacted by the outcome of this lawsuit.

On March 8, 2007, we were served a complaint by Robert Ghosio, Jr. on behalf of Nominal Defendant Whitney Information Network, Inc. v. Russell A. Whitney, Frederick A. Cardin, Chester P. Schwartz, Ronald S. Simon and Whitney Information Network, Inc., filed in the United States District Court in the Middle District of Florida. This action is a derivative complaint alleging that the named defendants violated certain fiduciary responsibilities. We believe that the complaint is without merit and intend to vigorously defend ourselves. However, our operating results may be adversely impacted by the outcome of this lawsuit.

Item 9.01.                  Financial Statements and Exhibits.

(d)                                                         Exhibits

Exhibit No.	Description
99.1	Press release by Whitney Information Network, Inc. dated August 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITNEY INFORMATION NETWORK, INC.

Date: August 24, 2007	/s/ Russell A. Whitney
Russell A. Whitney
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release by Whitney Information Network, Inc. dated August 24, 2007